Exhibit 21.1

LIST OF SUBSIDIARIES OF ENVIVA PARTNERS, LP

Subsidiary of Enviva Partners, LP	State of Incorporation
Enviva, LP	Delaware
Enviva GP, LLC	Delaware
Enviva Energy Services, LLC	Delaware
Enviva Materials, LLC	Delaware
Enviva Partners Finance Corp.	Delaware
Enviva Pellets Ahoskie, LLC	Delaware
Enviva Pellets Amory, LLC	Delaware
Enviva Pellets Cottondale, LLC	Delaware
Enviva Pellets Northampton, LLC	Delaware
Enviva Pellets Perkinston, LLC	Delaware
Enviva Pellets Sampson, LLC	Delaware
Enviva Pellets Southampton, LLC	Delaware
Enviva Port of Chesapeake, LLC	Delaware
Enviva Port of Panama City, LLC	Delaware
Enviva Port of Wilmington, LLC	Delaware
Enviva MLP International Holdings, LLC	Delaware
Enviva Energy Services Coöperatief, U.A.	Netherlands
Enviva Energy Services (Jersey), Limited	Jersey Channel Islands